Exhibit 99.2
Filed by Compass Bancshares, Inc.
Pursuant to Rule 425 under the Securities Act of
1933, as amended
Subject Company: TexasBanc Holding Co.
Commission File No. 001-31272
Dated: September 19, 2005
Points newsletter for TexasBank employees
Welcome to Compass!
     We know that change is never easy or simple – especially a change involving your employment. So we’ve put together this special publication to introduce you to Compass, familiarize you with our organization and hopefully answer some of the questions you may have.
     In this issue, we’ll give you some background on Compass and our winning record. We’ll also give you a general overview of our key benefits plans. And finally, we have a Q&A to help answer some of the questions that are likely on your mind.
There is more to come, both through print publications and employee meetings. The merger process will take several months, but we will continue to provide you with up-to-date information as soon as it becomes available.
The information provided in this document is contingent on the completion of the merger of TexasBank and Compass. Currently, the merger is anticipated to be completed in January 2006. However, this date remains tentative and assumes the timely occurrence of certain events, such as regulatory approvals and the approval of the TexasBank and Compass shareholders. If the merger is not completed or is subject to significant delay, the information herein will not apply and new information will be provided.

Points newsletter for TexasBank employees

To:	All Employees of TexasBank

From:	Vernon Bryant, Jr.
President and CEO of TexasBank

D. Paul Jones, Jr.
Chairman and CEO of Compass Bancshares, Inc.

Subject:	Merger of TexasBank and Compass Bank

Date:	Sept. 19, 2005
It is with a great deal of enthusiasm that we announce the merger of TexasBank and Compass Bank.
With the merger of TexasBank and Compass Bank, you have the opportunity to be part of an organization with more than $31 billion in assets and major operations in six states: Alabama, Arizona, Colorado, Florida, New Mexico and Texas. This association will greatly enhance the combined bank’s presence in the Dallas/Ft. Worth area and will make us the fourth-largest bank in the market.
However, our size does not mean that our employees are just numbers. At TexasBank and at Compass, people count. Every employee plays a role in our success. Every employee has an opportunity to make a difference and enjoy the rewards that his or her efforts bring.
We anticipate that the legal merger will be completed in January 2006. Prior to the closing of the merger, employee orientation sessions will be held, during which employees will be fully acquainted with Compass’ culture, policies, programs and benefits. In the meantime, TexasBank’s operations will continue as usual.
If you have questions or would like more information about Compass and what the merger means to you, please speak with your manager. Our goal is to provide you with as much of the information you want and need as quickly as we can.

Points newsletter for TexasBank employees
What is Compass all about?
It’s about people making a difference.
At Compass, you can make a difference.
     There is a phrase you will hear often around Compass: “Different. Better. Because of you.” We give you the opportunity to make a difference for our clients, our company, our community and yourself. And we value the difference you make.
     And what do our customers see in Compass? Well, we’ve taken a somewhat different approach to banking. We promise our clients that we’ll be “just a little better,” and then we work hard to be just that. Add up all the ways we are just a little better, and some people might think we’re a lot better.
     In everything we do, we put a lot more value on actions than words. That attitude has made us successful, and we’ve been winning with it since we started more than 41 years ago.
Work can be fun. Seriously.
     We play to win. We’re serious about being just a little better. But we find time to have fun, too. And we believe that “work-life balance” shouldn’t be just a buzzword.
We win with The Compass Way.
     We have five simple beliefs, called The Compass Way, that guide everything we do. They keep us focused on serving our clients and each other. Quite simply, they describe how we do business.
•	We are committed to the customer.

•	We build strong relationships with sales and service.

•	We take responsibility.

•	We are proud of the way we do business.

•	We win as a team.
     Also, we believe in treating employees the way they should be treated. We use five straightforward principles to guide our managers to be their best.
•	We build trust.

•	We help our employees succeed.

•	We treat people with dignity and respect.

•	We promote a productive and fun workplace.

•	We demonstrate pride in our company.
     Our goal is to be consistently better in everything we do. Compass has been winning for a long time. Check out our track record, and you will see consistent growth in earnings and

Points newsletter for TexasBank employees
earnings per share. And we believe we’re well-positioned to continue our outstanding financial performance well into the future.
Compass’ Benefits Plans and Programs
     At this time of transition, we know that you have a lot of questions about how employment with Compass will affect your and your family’s well-being and future. We will provide complete and comprehensive information about our benefits programs – and how they compare with your current programs – in future publications. In the meantime, following is a general overview of our key benefits plans and programs. In particular, we’ve focused on our health insurance program and long-term savings and retirement programs.
Your Service at TexasBank Counts
     Joining Compass will not be like starting over as far as your accumulated service is concerned. Your years of service at TexasBank will count toward all our benefits plans and programs described below.
Health, Dental and Vision Insurance Plans
     Compass’ health insurance plan is administered by UnitedHealthcare. Our plan helps cover expenses such as doctor’s visits, medical tests and X-rays, prescription medications and surgical services.
     We realize that health insurance is a necessary expense but it hits employees differently, depending on their income. Therefore, one key feature of our plan is that we base rates on the amount of the employee’s compensation. Simply put, higher-paid employees pay higher premiums than lower-paid employees. We believe that using a pay-based rate structure is the right thing to do to help those who have the hardest time balancing the many financial pressures of life.
     Our dental plans feature coverage for services such as cleanings, exams, X-rays, fillings and crowns, and our deluxe plan provides a benefit if you want teeth whitening. Our vision plans help cover expenses such as eye exams, contact lenses and glasses.
Long-term Savings & Retirement Plans
     At Compass, saving for the future goes beyond just a 401(k). We have two plans that provide flexibility and choice to help you reach your plans for the future.
     The first plan is a traditional 401(k) that we call SmartInvestor-401(k). You decide how to invest your contributions, and Compass matches your contributions in the form of Compass Bancshares stock in an amount that depends on your years of service.
     The second is our SmartInvestor Retirement Plan. Compass provides all the contributions, and you choose how to invest them. What’s more, unlike traditional retirement plans, this plan is portable. If you leave Compass, the vested portion can go with you and be rolled into another qualified plan or an IRA.

Points newsletter for TexasBank employees
     Whether you are 25 or 55, both plans offer asset allocation models that may help you maximize your investment by considering your individual goals and risk profile.
Other Insurance Plans
     We offer protection for life’s unexpected circumstances. Compass provides a full range of company-provided and optional insurance plans, including life, accidental death & disability, long-term disability and long-term care insurance plans.
We’ll give you the information you want.
     As with any merger, you probably have a lot of questions, and more information would help ease your mind. That’s why we want to give you as much information as we can when it becomes available.
     Please keep in mind that we want to give you accurate information and avoid any miscommunication. So, bear with us as we work through the merger process. We pledge to bring you dependable information as quickly as we can.
     Below are answers to some questions you might have right now. In the near future, we’ll answer more questions and have more information to share.
General
What is the anticipated date of the merger?
There are two types of mergers to think about: 1) The legal merger, which is when the purchase of the bank is final; and 2) the operational merger, which includes converting to Compass’ computer systems, products and services, procedures, etc.
Assuming all the proper approvals will occur as we anticipate, we expect the legal merger to be effective in January 2006.
The operational merger is a more lengthy process and involves numerous details, including decisions about products and conversion of computer systems. So, the operational merger will likely take longer to complete but is expected to be concluded in the March/April 2006 timeframe.
Will TexasBank change its name to “Compass Bank”?
Yes; however, changes to signage, forms, etc., will occur gradually after the legal merger is completed.

Points newsletter for TexasBank employees
Employment, Pay and Benefits
Will I have a job at Compass Bank?
It is our goal to minimize job displacements to the greatest extent possible.
With very few exceptions, we expect that all customer-facing personnel will be retained to continue providing outstanding service to clients.
In the staff and operations areas, duplication of some functions exists. We will retain as many employees as possible in their current positions or in alternative positions, which we will try to make available to displaced employees on a priority basis.
Rest assured that anyone displaced will be provided the benefits of TexasBank’s severance program and generally will receive one month’s notice.
When will displacements occur?
At this time, we expect that the vast majority of displacements will not occur until the March/April 2006 timeframe.
If I am displaced, how will I be notified?
Managers will personally meet with all affected employees so that their questions and concerns can be addressed, including those relating to severance benefits and career transition assistance.
If my employment is continued by Compass Bank ...
... will my job duties change?
If you remain in the same or an equivalent position after the merger, more than likely your job duties will not change in any significant way. Of course, some changes certainly will take place during and after the transition.
... will my salary change after the merger?
Generally, your salary will not change if you remain in the same or an equivalent position after the merger. If you are reassigned to a new position, your salary may be adjusted.
... will my incentive plan change?
It is entirely possible that a different incentive plan will be in effect following the merger; however, you can expect Compass’ plans to be competitive in the marketplace. We will provide specific information about any change in plans that would apply to you.
... will my functional (job) position title change? What if I have an officer title such as vice president or senior vice president?
If you are reassigned, or if your current job is referred to by a different title at Compass, then your functional position title will change.
We do not expect to make sweeping changes in corporate or officer titles, so most likely, your officer title will remain the same.

Points newsletter for TexasBank employees
... when will my benefits, including health insurance, change? Do we have to apply to qualify for the new health insurance plan?
Employees will convert to Compass’ benefits on the official legal merger date, which we expect to occur in January 2006. Employees and their dependents who are covered by TexasBank’s plan as of the date of the legal merger will be accepted into Compass’ benefits plans, including our health insurance plan.
... which benefits will be available to me, and how do they compare with what is available at TexasBank?
More information about Compass’ benefits will be made available in the coming weeks, and information will be provided during orientation sessions, which will be held about 45 days prior to the completion of the legal merger.
Future Employee Communications
Will we receive any additional written communications prior to the legal merger date?
Yes. We will provide additional information about Compass, the transition and benefits information in the months leading up to the legal merger date. We know you have many questions and need information, and we are committed to providing that information to you.
Will there be any employee meetings prior to the legal merger date?
Yes. Employee orientation meetings will be held approximately 45 days prior to the legal merger date. During this meeting, you’ll learn about Compass’ history, business operations and objectives, employment rules and guidelines, culture and benefits.
Communicating with Customers
What do we tell our customers?
We know your customers may have questions about what this change will mean to them. Please let them know that Compass plans to continue providing the superior service and product offering that they receive today. We’ll provide more information to you about this in the coming weeks and months.
In Conclusion
     We hope that this information has been helpful and educational. As we mentioned earlier, more information is coming soon.
     We look forward to partnering with you to continue TexasBank’s tradition of top-notch service to customers and of providing a great place to work for loyal, customer-focused employees. We know that you already work The Compass Way, and together, we’ll enjoy continued success.